Exhibit 99.1
PRESS RELEASE

Evergreen Solar To Close Devens Manufacturing Facility
Provides Progress Update on Industry Standard Wide Wafer Program
Announces Preliminary Fourth Quarter 2010 Results
Marlboro, Massachusetts, January 11, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLRD), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced its intent to shut down operations at its Devens manufacturing facility to better position the Company to pursue its industry standard size wafer strategy and preserve the Company’s liquidity. The Company also provided updates on its industry standard wafer development activities and selected preliminary results for the quarter ended December 31, 2010.
The Company intends to completely shut down the Devens manufacturing facility by the end of the first quarter of 2011. Michael El-Hillow, President and Chief Executive Officer, explained the considerations behind the Company’s decision. “While overall demand for solar may increase, we expect that significant capacity expansions in low cost manufacturing regions combined with potential adverse changes in government subsidies in several markets in Europe will likely result in continuing pressure on selling prices throughout 2011. Solar manufacturers in China have received considerable government and financial support and, together with their low manufacturing costs, have become price leaders within the industry. While the United States and other western industrial economies are beneficiaries of rapidly declining installation costs of solar energy, we expect the United States will continue to be at a disadvantage from a manufacturing standpoint.”
Mr. El-Hillow added, “Although production costs at our Devens facility have steadily decreased, and are now below originally planned levels and lower than most western manufacturers, they are still much higher than those of our low cost competitors in China. We have consistently stated during quarterly conference calls throughout 2010 that we would continue to manufacture in Devens as long as it was economically feasible. During the month of December, we experienced a 10% decrease in average selling prices from the beginning of the fourth quarter. As industry selling prices continue their rapid declines into 2011, panel manufacturing in Devens, either fully or partially, is no longer economically feasible, consequently requiring a complete shutdown of the facility. We believe this is the right long-term decision for the Company, and better positions the Company to complete its previously announced recapitalization plan and pursue the Company’s strategy of becoming the low cost producer of industry standard size wafers.”
Evergreen Solar will continue to operate its high temperature filament plant in Midland, Michigan and its wafer facility in Wuhan, China. With approximately 75 megawatts of installed wafer capacity in Wuhan, the Company will continue to supply its outsourcing partner with wafers for conversion into Evergreen Solar branded solar panels.
Expected Financial Impact of Devens Closure
As a result of the closure of the Devens manufacturing facility, the Company expects to incur non-cash charges of approximately $340 million associated with the write-off of existing building, facilities and equipment. Furthermore, approximately $150 million of intangible and cash-related prepayments associated with various silicon contracts are under review to determine whether additional non-cash charges will be required. These charges are expected to impact both the fourth quarter of 2010 and the first quarter of 2011, and the amount of the charges will be determined during the Company’s preparation of its annual financial statements for the year ended December 31, 2010.
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In addition to the non-cash charges mentioned above, the Company expects to incur approximately $15 million of costs associated with employee severance and out placement services, facility decommissioning and other costs required to close the facility. These cash charges are expected to be incurred over a twelve month period. In total, the Company expects that approximately 800 employees will be affected by this action.
In addition to eliminating the risks associated with continued manufacturing in a high cost market in a period of rapidly declining prices, the Company expects that a complete facility shutdown will help preserve cash and facilitate the Company’s pursuit of the wafer strategy discussed below.
Wafer Technology Update
Development activities associated with the Company’s industry standard size String Ribbon™ wafer have progressed substantially in the second half of 2010, resulting in the production of more than 60,000 wafers manufactured using modified existing quad ribbon furnaces. These wafers are performing comparably to those produced using the Company’s existing furnaces in Devens and China. Ten prototype furnaces will be installed and the Company will begin producing industry standard size wafers in much greater quantities this quarter. Pilot production of approximately 25 megawatts is expected to begin by the fourth quarter of 2011.
Mr. El-Hillow commented, “We have expanded our discussions with established solar companies in low cost regions and have provided samples of our industry standard wafers for their evaluation. Preliminary results have been positive and we have also begun in-depth negotiations to obtain significant financial support for our wafer manufacturing expansion on terms similar to what we received for our current wafer facility in Wuhan. Initial interest is high as we have shared the early results of development with potential partners. Our future expansion will be based on the industry standard size wafer, which is central to our strategy of manufacturing the lowest cost wafer, in an industry standard form factor, and providing a wafer that would enable the lowest cost solar panel utilizing multi-crystalline silicon wafers.”
Preliminary December 2010 Quarter Results
Shipments for the fourth quarter of 2010 increased to approximately 47 megawatts, a new Company record, at an average selling price of approximately $1.91 per watt. Mr. El-Hillow noted, “Evergreen shipped a record volume during the quarter even in the face of adverse weather conditions in its primary markets of Europe and North America.”
All data for the fourth quarter of 2010 are preliminary and subject to revision based upon Evergreen Solar’s review through ordinary quarter and fiscal year-end closing procedures. The preliminary financial data included in this press release has been prepared by, and is the responsibility of, Evergreen Solar, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
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Where You Can Find Additional Information
Further details regarding the terms and conditions of the recapitalization plan, including the exchange of convertible debt, can be found in the registration statement that has been filed with the SEC, and in a tender offer statement on Schedule TO that has been filed with the SEC. Any investor holding the company’s existing notes should read the registration statement, the tender offer statement and other documents the company has filed or will file with the SEC for more complete information about the issuer and the recapitalization plan.
The registration statement, the tender offer statement and other related documents can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com.
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About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about general solar industry market conditions, including additional production capacity coming on-line, production volumes and changes in government subsidies, and expectations regarding average selling prices, the timing of the shutdown of the Company’s Devens facility, the size of any non-cash charges, the estimated cash costs associated with a shutdown and the anticipated positive impact of the shutdown on the Company’s overall cash position, and the development of the Company’s industry standard size wafer program, including developments in China and the Company’s ability to increase its production of standard sized wafers in China. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: further declines in average selling prices of the Company’s products, risks associated with the potential shutdown of the Company’s Devens facility, the risk that the Company will not be successful in completing its recapitalization plan and the risk that the Company will be unsuccessful in developing our industry standard size wafer program at competitive prices. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2009 and its Registration Statement on Form S-4 (as amended) originally filed on December 6, 2010. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.
CONTACT:
Evergreen Solar, Inc.
Michael W. McCarthy
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com
Phone: 508-251-3261